Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor/Media Contact:
Martha Lindeman
312-373-2430

PLAYBOY ENTERPRISES, INC. REPORTS
SECOND QUARTER 2009 RESULTS

Cost-Cutting Efforts and Improved Media Results
Contribute to Increased Segment Income;
Restructuring Charge Results in Net Loss for Quarter

CHICAGO, Tuesday, August 4, 2009 – Playboy Enterprises, Inc. (PEI) (NYSE: PLA, PLAA) today reported a net loss for the second quarter ended June 30, 2009, of $8.7 million, or $0.26 per basic and diluted share, which included a $9.1 million, or $0.27 per basic and diluted share, restructuring charge primarily related to the closing of the company’s New York office.  Excluding that charge, PEI net income was $0.4 million or $0.01 per basic and diluted share.  In the same period last year, the company reported a net loss of $3.2 million, or $0.10 per basic and diluted share.
Second quarter 2009 segment income was $3.6 million, which compares to a segment loss of $0.3 million in the 2008 second quarter.  Increased profits in the Entertainment and Print/Digital businesses combined with lower corporate expense were responsible for the improvement.  Year-over-year second quarter revenues declined from $73.4 million last year to $62.2 million in 2009.
Playboy’s Chief Executive Officer Scott Flanders said:  “It is clear that the cost- reduction initiatives that we began implementing late last year are responsible for the improvements in both segment income and margins.  Our accomplishments were most evident in the Print/Digital and Entertainment segments, which reported significantly increased profitability in the 2009 second quarter compared to last year.
“Efforts to better manage our cost structure while improving our customers’ experience will continue,” Flanders said.  “I believe this company has taken many of the right steps in outsourcing or exiting unprofitable businesses and that those which remain are critical to our future.  However, I also believe we can create a more effective operating and financial structure, and our goal is to do just that.
“While we continue to look at ways to improve our business model, particularly in our mature businesses, we have a parallel focus on expanding our revenue base,” Flanders said.  “In the Licensing business, the global economic slowdown has affected consumer spending and, therefore, reduced royalty payments.  To offset this weakness and continue growing this business, we are launching in new territories, including Latin America; working with our partners on a new entertainment venue, which we think could open before year end; and developing a number of new product categories.  As a result, we continue to believe that the Licensing Group will show year-over-year revenue and income growth in the 2009 second half, which we expect will be driven by strong fourth quarter results.
“The media businesses will face a more challenging second half with fewer near-term opportunities to grow revenues.  As a result, we do not expect the media businesses to report top- or bottom-line improvement in the second half of 2009 compared to the same period last year,” Flanders said.

Entertainment
The Entertainment Group reported second quarter 2009 segment income of $2.0 million, which compares to a segment loss of $0.2 million in the same period last year.  Cost-savings initiatives were largely responsible for the profit improvement.  Revenues in the same time periods declined to $23.8 million from $29.6 million, primarily reflecting the effects of a stronger U.S. dollar on international TV revenues as well as the continuation of trends that have reduced our domestic TV market share.
In the 2009 second quarter, domestic TV revenues declined $2.1 million, to $12.7 million, compared to the same period last year, led by lower movie network sales resulting from the ongoing transition from dedicated linear networks to a more competitive video-on-demand platform.  The Group’s revenues in the quarter also were negatively affected by lower DVD revenues, which reflected the company’s decision last year to exit this business.  The year-over-year decline in the Entertainment Group’s total revenues was more than offset by lower staffing, marketing, programming and other expenses.

Print/Digital
The Print/Digital Group reported an increase in second quarter 2009 segment income to $2.3 million from $0.1 million in the prior year period.  Revenues for the Group were $28.3 million in the quarter, down $3.9 million from second quarter 2008.
Expense reduction efforts together with the decision to combine the July and August issues of Playboy magazine into one editorial package that was cost effective to produce and distribute were primarily responsible for the Group’s improved second quarter 2009 segment income.  Primarily as a result of the double issue, Playboy magazine’s circulation revenues grew 16% in the 2009 second quarter to $12.9 million compared to the same period last year, nearly offsetting a 38% decline in advertising revenues to $3.5 million in the same time periods.
The company said that it expects to report a 47% decline in Playboy magazine ad pages in the 2009 third quarter, when the company will publish one fewer issue than in the prior year period.
Lower paysite, e-commerce and advertising sales in the 2009 second quarter were responsible for the decline in Digital revenues and profits versus the same period last year.

Licensing
Second quarter 2009 Licensing Group revenues and segment income were $10.1 million and $4.8 million, down 14% and 22%, respectively, from the 2008 second quarter.  The effects of the global recession on consumer spending led to lower product sales, particularly in Western Europe.  The resulting revenue decline was partially offset by increased sales in Latin America.

Corporate and Other
Corporate expense declined 12% in the 2009 second quarter to $5.5 million from $6.2 million in the previous year’s second quarter.
In May 2009, PEI closed its New York office and recorded a restructuring charge in the second quarter 2009 of $9.1 million, which primarily reflects the discounted value of the anticipated loss on the remaining lease net of the sublease income based on current broker estimates.  In second quarter 2008, the company reported an impairment charge of $0.1 million related to the sale of assets.

Additional information regarding second quarter 2009 earnings will be available on the earnings release conference call, which is being held today, August 4, 2009, at 11:00 a.m. Eastern /10:00 a.m. Central.  The call may be accessed by dialing: 800-894-5910 (for domestic callers) or 785-424-1052 (for international callers) and using the password: Playboy.  In addition, the call will be webcast.  To listen to the call, please visit http://www.peiinvestor.com and select the Investor Relations section.

# # #

Playboy is one of the most recognized and popular consumer brands in the world.  Playboy Enterprises, Inc. is a media and lifestyle company that markets the brand through a wide range of media properties and licensing initiatives. The company publishes Playboy magazine in the United States and abroad and creates content for distribution via television networks, websites, mobile platforms and radio.  Through licensing agreements, the Playboy brand appears on a wide range of consumer products in more than 150 countries as well as retail stores and entertainment venues.

FORWARD-LOOKING STATEMENTS

This release contains “forward-looking statements,” as to expectations, beliefs, plans, objectives and future financial performance, and assumptions underlying or concerning the foregoing. We use words such as “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues” and other similar terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which could cause our actual results, performance or outcomes to differ materially from those expressed or implied in the forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

The following are some of the important factors that could cause our actual results, performance or outcomes to differ materially from those discussed in the forward-looking statements:

(1)	Foreign, national, state and local government regulations, actions or initiatives, including:
(a) attempts to limit or otherwise regulate the sale, distribution or transmission of adult-oriented materials, including print, television, video, Internet and mobile materials;
(b) limitations on the advertisement of tobacco, alcohol and other products which are important sources of advertising revenue for us; or
(c) substantive changes in postal regulations which could increase our postage and distribution costs;
(2)	Risks associated with our foreign operations, including market acceptance and demand for our products and the products of our licensees and partners;
(3)	Our ability to manage the risk associated with our exposure to foreign currency exchange rate fluctuations;
(4)
Further changes in general economic conditions, consumer spending habits, viewing patterns, fashion trends or the retail sales environment, which, in each case, could reduce demand for our programming and products and impact our advertising and licensing revenues;

(5)	Our ability to protect our trademarks, copyrights and other intellectual property;
(6)
Risks as a distributor of media content, including our becoming subject to claims for defamation, invasion of privacy, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials we distribute;

(7)	The risk our outstanding litigation could result in settlements or judgments which are material to us;
(8)	Dilution from any potential issuance of common stock or convertible debt in connection with financings or acquisition activities;
(9)	Further competition for advertisers from other publications, media or online providers or any decrease in spending by advertisers, either generally or with respect to the adult male market;
(10)	Competition in the television, men’s magazine, Internet, mobile, new electronic media and product licensing markets;
(11)	Attempts by consumers, distributors, merchants or private advocacy groups to exclude our programming or other products from distribution;
(12)
Our television, Internet and mobile businesses’ reliance on third parties for technology and distribution, and any changes in that technology, distribution and/or unforeseen delays in implementation which might affect our financial results, plans and assumptions;

(13)	Risks associated with losing access to transponders or technical failure of transponders or other transmitting or playback equipment that is beyond our control;
(14)	Competition for channel space on linear television or video-on-demand platforms;
(15)
Failure to maintain our agreements with multiple system operators, or MSOs, and direct-to-home, or DTH, operators on favorable terms, as well as any decline in our access to and acceptance by DTH and/or cable systems and the possible resulting deterioration in the terms, cancellation of fee arrangements, pressure on splits or adverse changes in certain minimum revenue amounts with operators of these systems;

(16)	Risks that we may not realize the expected increased sales and profits and other benefits from acquisitions;
(17)	Any charges or costs we incur in connection with restructuring measures we may take in the future;
(18)	Increases in paper, printing or postage costs;
(19)	Effects of the national consolidation of the single-copy magazine distribution system and risks associated with the financial stability of major magazine wholesalers;
(20)	Effects of the national consolidation and/or bankruptcies of television distribution companies (e.g., cable MSOs, satellite platforms and telecommunications companies);
(21)	Risks associated with the viability of our subscription, on-demand, ad-supported and e-commerce Internet models;
(22)	Risks that adverse market conditions in the securities and credit markets may significantly affect our ability to access the capital and credit markets;
(23)
Our ability to sublet our excess space in New York, New York and Santa Monica, California may be negatively impacted by the market for commercial rental real estate in those cities as well as in the national and global economy generally;

(24)	The risk that our common stock could be delisted from the New York Stock Exchange, or NYSE, if we fail to meet the NYSE’s continued listing requirements; and
(25)
The risk that we will be unable to refinance our 3.00% convertible senior subordinated notes due 2025, or convertible notes, or the risk that we will refinance our convertible notes at higher interest rates if credit markets do not improve prior to the first put date of March 15, 2012.

More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.peiinvestor.com in the Investor Relations section of our website.

Playboy Enterprises, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share amounts)

	Quarters Ended
	June 30,
	2009	2008
Net revenues
Entertainment:
Domestic TV	$12.7	$14.8
International TV	10.4	13.4
Other	0.7	1.4
Total Entertainment	23.8	29.6
Print/Digital:
Domestic magazine	16.4	16.8
International magazine	1.6	1.9
Special editions and other	1.4	1.9
Digital	8.9	11.6
Total Print/Digital	28.3	32.2
Licensing:
Consumer products	6.9	8.0
Location-based entertainment	1.2	1.3
Marketing events	2.0	2.3
Total Licensing	10.1	11.6

Total net revenues	$62.2	$73.4

Net loss
Entertainment	$2.0	$(0.2)
Print/Digital	2.3	0.1
Licensing	4.8	6.0
Corporate	(5.5)	(6.2)

Segment income (loss)	3.6	(0.3)

Restructuring expense	(9.1)	-
Impairment charge	-	(0.1)

Operating loss	(5.5)	(0.4)

Investment income	0.7	0.4
Interest expense	(2.2)	(2.2)
Amortization of deferred financing fees	(0.1)	(0.2)
Other, net	(0.4)	0.2

Loss before income taxes	(7.5)	(2.2)

Income tax expense	(1.2)	(1.0)

Net loss	$(8.7)	$(3.2)

Weighted average number of common shares outstanding
Basic and diluted	33,441	33,300

Basic and diluted loss per common share	$(0.26)	$(0.10)

Note: Certain reclassifications have been made to conform to the current presentation.

Playboy Enterprises, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share amounts)

	Six Months Ended
	June 30,
	2009	2008
Net revenues
Entertainment:
Domestic TV	$26.0	$31.3
International TV	21.7	28.1
Other	2.3	2.9
Total Entertainment	50.0	62.3
Print/Digital:
Domestic magazine	29.9	32.9
International magazine	3.3	4.0
Special editions and other	3.0	3.8
Digital	18.2	26.8
Total Print/Digital	54.4	67.5
Licensing:
Consumer products	14.7	17.2
Location-based entertainment	2.3	2.2
Marketing events	2.1	2.5
Other	0.3	0.2
Total Licensing	19.4	22.1

Total net revenues	$123.8	$151.9

Net loss
Entertainment	$5.0	$2.2
Print/Digital	(1.3)	(2.8)
Licensing	10.4	12.7
Corporate	(11.8)	(12.3)

Segment income (loss)	2.3	(0.2)

Restructuring expense	(12.3)	(0.6)
Impairment charges	(5.5)	(0.1)

Operating loss	(15.5)	(0.9)

Investment income	0.7	0.7
Interest expense	(4.3)	(4.3)
Amortization of deferred financing fees	(0.4)	(0.4)
Other, net	(0.5)	(0.3)

Loss before income taxes	(20.0)	(5.2)

Income tax expense	(2.4)	(2.2)

Net loss	$(22.4)	$(7.4)

Weighted average number of common shares outstanding
Basic and diluted	33,415	33,287

Basic and diluted loss per common share	$(0.67)	$(0.22)

Note: Certain reclassifications have been made to conform to the current presentation.

PLAYBOY ENTERPRISES, INC.
Reconciliation of Non-GAAP Financial Information (dollars in millions, except per share amounts)

	Second Quarter Ended June 30,			Six Months Ended June 30,
EBITDA and Adjusted EBITDA	2009	2008	% Inc/(Dec)	2009	2008	% Inc/(Dec)
Net Loss	$(8.7)	$(3.2)	171.9	$(22.4)	$(7.4)	202.7
Adjusted for:
Income Tax Expense	1.2	1.0	20.0	2.4	2.2	9.1
Interest Expense	2.2	2.2	-	4.3	4.3	-
Amortization of Deferred Financing Fees	0.1	0.2	(50.0)	0.4	0.4	-
Equity in Operations of Investments	0.2	-	-	0.2	-	-
Depreciation and Amortization	9.0	9.6	(6.3)	18.9	20.0	(5.5)
Impairment Charges	-	0.1	(100.0)	5.5	0.1	5,400.0
EBITDA 1	4.0	9.9	(59.6)	9.3	19.6	(52.6)
Adjusted for:
Cash Investments in Television Programming	(6.1)	(7.6)	(19.7)	(13.3)	(15.9)	(16.4)
Restructuring Expense	9.1	-	-	12.3	0.6	1,950.0
Adjusted EBITDA 2	$7.0	$2.3	204.3	$8.3	$4.3	93.0

Net Income (Loss) Before Restructuring	Second Quarter Ended June 30,			Six Months Ended June 30,
and Impairment Charges 3	2009	2008	% Better/(Worse)	2009	2008	% Better/(Worse)
Net Loss	$(8.7)	$(3.2)	(171.9)	$(22.4)	$(7.4)	202.7
Adjusted for:
Restructuring Expense	9.1	-	-	12.3	0.6	(1,950.0)
Impairment Charges	-	0.1	100.0	5.5	0.1	(5,400.0)
Net Income (Loss) Before Restructuring and Impairment Charges	$0.4	$(3.1)	-	$(4.6)	$(6.7)	31.3
Basic and Diluted Earnings (Loss) Before Restructuring and Impairment Charges Per Common Share	$0.01	$(0.09)	-	$(0.14)	$(0.20)	30.0

	Second Quarter Ended June 30,			Six Months Ended June 30,
Financial and Operating Data	2009	2008	% Inc/(Dec)	2009	2008	% Inc/(Dec)
Entertainment
Cash Investments in Television Programming	$6.1	$7.6	(19.7)	$13.3	$15.9	(16.4)
Programming Amortization Expense	$7.2	$8.1	(11.1)	$15.2	$16.3	(6.7)

Print/Digital
Advertising Sales (Playboy-Branded)	$4.1	$6.5	(36.9)	$7.5	$11.1	(32.4)
Digital Content Expense	$1.7	$1.8	(5.6)	$3.4	$3.4	-
Domestic Magazine Advertising Pages	66.9	105.5	(36.6)	125.9	191.5	(34.3)

At June 30
Cash, Cash Equivalents, Marketable Securities and Short-Term Investments	$26.1	$29.2	$(10.6)	$26.1	$29.2	(10.6)
Long-Term Financing Obligations	$101.9	$97.7	4.3	$101.9	$97.7	4.3

See notes on accompanying page.

PLAYBOY ENTERPRISES, INC.
Notes to Reconciliation of Non-GAAP Financial Information and Financial and Operating Data

1)
In order to fully assess our financial results, management believes that EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for, among other things, investments in television programming. The resources reflected in EBITDA are not necessarily available for our discretionary use because of legal or functional requirements to conserve funds for capital replacement and expansion, debt service and other commitments and uncertainties. Investors should recognize that EBITDA might not be comparable to similarly titled measures of other companies. EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with generally accepted accounting principles in the United States, or GAAP.

2)
In order to fully assess our financial results, management believes that Adjusted EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for strategic opportunities including, among other things, to invest in the business, make strategic acquisitions and strengthen the balance sheet. In addition, a comparable measure of Adjusted EBITDA is used in our credit facility to, among other things, determine the interest rate that we are charged on borrowings under the credit facility. Investors should recognize that Adjusted EBITDA might not be comparable to similarly titled measures of other companies. Adjusted EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with GAAP.

3)
In order to fully assess our financial results, management believes that Net Income (Loss) Before Restructuring and Impairment Charges is an appropriate measure for evaluating our operating performance and liquidity. Investors should recognize that Net Income (Loss) Before Restructuring and Impairment Charges might not be comparable to similarly titled measures of other companies. Net Income (Loss) Before Restructuring and Impairment Charges should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with GAAP.